EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form F-3) and related Prospectus of Attunity Ltd. dated October 24, 2018 and to the incorporation by reference therein of our report dated March 8, 2018, with respect to the consolidated financial statements of Attunity Ltd., and the effectiveness of the internal control over financial reporting of Attunity Ltd. as of December 31, 2017 included in its Annual Report (Form 20-F) for the year ended December 31, 2017, filed with the Securities and Exchange Commission.

/s/ KOST FORER GABBAY & KASIERER
Tel-Aviv, Israel	KOST FORER GABBAY and KASIERER
October 24, 2018	A Member of Ernst & Young Global